Filed pursuant to Rule 424(b)(3)

Registration No. 333-243751

Prospectus

NAKED BRAND GROUP LIMITED

57,409,092 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholder (as defined below in the section titled “Selling Shareholder”) of up to 57,409,092 of our ordinary shares, no par value (“Ordinary Shares”).

The shares offered for resale hereby consist of Ordinary Shares underlying a convertible promissory note (the “Note”) and warrant (the “Purchase Warrant”) issued by us in a private placement consummated on July 24, 2020 (the “Private Placement”).

We will not receive any proceeds from the sale of the securities by the Selling Shareholder under this prospectus. However, we could receive up to US$12,835,000 in gross proceeds if the Purchase Warrant is exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and other general corporate purposes.

Information regarding the Selling Shareholder, the number of Ordinary Shares that may be sold by it, and the times and manner in which it may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholder” and “Plan of Distribution.” We have not been informed by the Selling Shareholder when or in what amount the Selling Shareholder may offer the securities for sale. The Selling Shareholder may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholder and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our Ordinary Shares trade on the Capital Market of The Nasdaq Stock Market (“Nasdaq”) under the symbol “NAKD”. The last sale price of our Ordinary Shares on August 21, 2020 was US$0.31 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 24, 2020

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, Bendon, Bendon Man, Davenport, Fayreform, Lovable, Pleasure State, VaVoom, Evollove, Hickory and Frederick’s of Hollywood and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, including our Annual Report on Form 20-F for the fiscal year ended January 31, 2020 (the “Annual Report”), and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

On December 20, 2019, we completed a reverse stock split of our Ordinary Shares, pursuant to which every 100 Ordinary Shares outstanding as of the effective time of the reverse stock split were combined into one Ordinary Share. All share and per share information in this prospectus is presented on post-reverse split basis.

Unless otherwise stated in this prospectus, “we,” “us,” “our,” or “our company,” refers to Naked Brand Group Limited, our subsidiaries, and our predecessor operations, “Bendon” refers to Bendon Limited, a wholly owned subsidiary of ours, and “FOH” refers to FOH Online Corp., a wholly owned subsidiary of ours. Unless otherwise stated in this prospectus, references to dollar amounts mean United States Dollars.

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels in Australia, New Zealand and the U.S.; and through wholesale partners in Australia and New Zealand and, on a more limited basis, through wholesale partners and distributors in the United Kingdom and the European Union (collectively, the “E.U.”).

We previously sold our merchandise through wholesale partners in the U.S., as well. However, in order to improve our profitability, we have exited the U.S. wholesale market, although we continue to sell in the U.S. through online channels. We also substantially reduced the size of our operations in the E.U. wholesale market.

Our Brands

Bendon

Our brands include our flagship Bendon brand, as well as our Bendon Man, Davenport, Fayreform, Lovable, Pleasure State, VaVoom, Evollove, and Hickory brands. We sell products under these brands at 60 Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, we sell products under these brands in approximately 325 wholesale stores in Australia, New Zealand and the E.U., and through distributors in the E.U.

Frederick’s of Hollywood

Since 1946, Frederick’s of Hollywood has set the standard for innovative apparel, introducing the push-up bra and the padded bra to the U.S. market. The brand’s rich history has led it to become one of the most recognized in the world. Through FOH, we are the exclusive licensee of the Frederick’s of Hollywood online license for the U.S., Australia and New Zealand, under which we sell Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products. We sell our Frederick’s of Hollywood products online at www.fredericks.com.

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Former Brands

We previously sold products under the Stella McCartney, Heidi Klum and Naked brands. Our license to the Stella McCartney brand terminated on June 30, 2018. On January 31, 2020, we entered into a termination agreement with Heidi Klum and Heidi Klum Company, LLC, which provides for the termination of the license agreement between the parties. On January 28, 2020, we sold all of our right, title and interest in the Naked brands to Gogogo SRL. We may continue selling existing Heidi Klum branded products, as well as Heidi Klum branded products manufactured on or prior to June 30, 2020 under existing contracts. The right to continue selling such products will continue until six months after the date of the termination agreement in the Northern Hemisphere and until 12 months after the date of the termination agreement in the Southern Hemisphere. We also may continue selling any inventory bearing the Naked brand that was in existence as of the closing.

Our Strengths

We believe the following competitive strengths contribute to our leading market position and differentiate us from our competition:

Distinct, Well-Recognized Brands

Our iconic brands, including Bendon, Pleasure State, Fayreform and Frederick’s of Hollywood, have come to represent a unique lifestyle across its targeted customers. Our brands allow us to target markets across the economic spectrum, across demographics and across the world. We believe our flagship brands and prominent, highly-recognized creative directors provide us with a competitive advantage.

In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing and our sales associates to reinforce the image represented by the brands. Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy. Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, as well as launches of new collections from our existing brands. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Our key vendor partners are industry leaders in both innovation and social responsibility. We work closely together to form a world class supply chain that is dynamic and efficient.

Highly Experienced Leadership Team

Our management team is led by Justin Davis-Rice, Executive Chairman, who joined Bendon in 2011 and is responsible for leading our revenue growth. Prior to joining Bendon, Mr. Davis-Rice co-founded Pleasure State. Anna Johnson, Chief Executive Officer, brings to us a track record of over 25 years’ experience driving growth across a number of industries, including consumer electronics, outdoor adventure and intimate apparel. The rest of our senior management team has a wealth of retail and business experience at The Warehouse Group, Cotton On Group and Hewlett Packard. We have developed a strong and collaborative culture aligned around our goals to create the most beautiful, innovative lingerie that is designed to enhance comfort and fit for women all over the world.

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Recent Developments

COVID-19

As of the time of this prospectus supplement, the impacts of the COVID-19 pandemic have been broad reaching, including impacts to our retail and wholesale businesses. We temporarily closed our bricks and mortar stores for eight weeks across March to May 2020, although we were able to continue to sell merchandise through our two online stores and fulfil online orders from the New Zealand and U.S. warehouses. To mitigate the significant impact on cashflow we worked with suppliers to get support with delayed payments and reached agreements with certain key suppliers to push back payments. In addition, we continue to negotiate support from landlords to provide rent abatements through the period of closure and until revenue levels return to previous levels. Employees agreed to work reduced hours and we have applied for government wage subsidies from the New Zealand and Australian governments. At the date of this prospectus supplement, we have received NZ$2.0 million in subsidies from the New Zealand government and AU$0.5 million in subsidies from the Australian government. We have also been in discussion with the Bank of New Zealand (“BNZ”) to defer loan repayments (see “Senior Secured Credit Facility” below). We are investigating other government funding packages for which we may be eligible. The impact of COVID-19 in Asia delayed stock flow due to temporary factory closures. We are working with suppliers who are now back operating to prioritize and reschedule orders and inventory flow has resumed.

As of the date of this prospectus, the Australian stores in the state of Victoria are again temporarily closed for six weeks and the Auckland stores in New Zealand for two weeks due to a state of emergency being declared.

The full impact of the COVID-19 pandemic continues to evolve, and, as such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management and the directors are monitoring the situation on a daily basis and forward planning to minimize the total impact to the group. For more information, see Item 5 of our Annual Report.

Senior Secured Credit Facility

Effective March 12, 2020, we entered into a Deed of Amendment and Restatement (the “Restated Facility Agreement”) that amended and restated that certain Facility Agreement, originally dated June 27, 2016, as amended from time to time, by and among Bendon, as borrower, us and certain subsidiaries and affiliates of ours, as guarantors, and BNZ, as lender. Under the Restated Facility Agreement, BNZ will continue to make available (i) a revolving credit facility (the “Revolving Facility”), for which the facility limit, as amended, currently is NZ$16.7 million, and (ii) an instrument facility (the “Instrument Facility”), for which the facility limit is NZ$1.345 million. The revolving facility presently has an outstanding principal balance of NZ$16.7 million. We will reduce our indebtedness under the Restated Facility Agreement by an aggregate of NZ$7 million in periodic installments through November 30, 2021, which will also reduce the facility limit under the Revolving Facility. The facilities terminate on March 12, 2022. As at January 31, 2020, we were compliant under the facility covenants then in effect. However, we have not been compliant with the financial covenants under the Restated Facility Agreement, due to the impact of COVID-19, and we are currently in negotiations with BNZ to revise these temporarily. For more information, see Item 5.B of our Annual Report.

Convertible Promissory Notes

In each of October, November and December 2019 and January, February and April 2020, we completed a private placement to one of St. George Investments LLC (“St. George”) or Iliad Research and Trading L.P. (the Selling Shareholder) of a convertible promissory note (each, a “Prior Note”) and a warrant to purchase Ordinary Shares. St. George and the Selling Shareholder are affiliates of one another (together, the “Affiliated Holders”). Each private placement of a Prior Note was made pursuant to a Securities Purchase Agreement with the applicable Affiliated Holder. The aggregate purchase price of the Prior Notes was US$15,500,000 (NZ$23,485,000). Each of the Prior Notes was issued with an original issue discount of 5%, and certain expenses of the Affiliated Holder were added to the balance of each Prior Note. In addition, the applicable Affiliated Holder had the right to exchange each warrant for a 5% increase in the outstanding balance of the related Prior Note, a right the Affiliated Holder exercised in each case. We also did not timely complete an equity financing as required by each of the Prior Notes and did not timely file a registration statement as required by the Prior Notes issued in February and April 2020, and as a result the outstanding balance of each applicable Prior Note was subjected to a 10% premium for each such occurrence.

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Each of the Prior Notes issued in October, November and December 2019 and January 2020 had an initial fixed conversion price of $5.00 per share (in the case of the October 2019 note) or $4.00 per share (in the case of the other notes). Pursuant to amendments in January 2020, on three occasions, we temporarily reduced the conversion price of the Prior Note issued in December 2019. Furthermore, pursuant to amendments in April and June 2020, we modified the Prior Notes issued in October, November and December 2019 and January 2020 so that they could be converted at a floating conversion price, provided we approved each such conversion. Subject to our approval, the holders of such Prior Notes could convert the outstanding balance of the notes into the Ordinary Shares at a conversion price per share that was equal to (i) a percentage of not less than 75%, multiplied by (ii) the lowest daily volume weighted average price of the Ordinary Shares in the preceding 20 trading days, but in any event not less than a specified floor price.

In August 2020, we entered into a similar amendment with respect the Note issued in February 2020, so that it also may be converted at a floating conversion price, provided we approve each such conversion, on the same terms as described above. As of the date hereof, the Note issued in April 2020 remains convertible only at its initial fixed conversion price of $4.00 per share. As of August 21, 2020, the entire outstanding balance of the Prior Notes issued in October, November and December 2019 and January 2020 and $350,000 of the outstanding balance of the Prior Note issued in February 2020, or approximately US$15,300,000 (NZ$$23,179,000), had been converted into 37,622,156 Ordinary Shares.

Each of the remaining Prior Notes issued in February and April 2020 bears interest at 20% per annum, compounded daily, and matures two years after its issuance. As of August 21, 2020, the aggregate outstanding principal balance of the remaining Prior Notes was approximately US$6,294,000 (NZ$9,536,000). For more information, see Item 5.B of our Annual Report.

At-the-Market Offering

On August 20, 2020, we entered into an equity distribution agreement (the “Sales Agreement”) with Maxim Group LLC (the “Maxim”). Under the Sales Agreement, we may sell, from time to time, through Maxim, Ordinary Shares having an aggregate offering price of up to $5,000,000. Sales of the shares, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act. Maxim is not required to sell any specific amount but will act as our exclusive sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Maxim and us. We have no obligation to sell any of the shares under the Sales Agreement and may at any time suspend solicitation and offers under the Sales Agreement.

Nasdaq Noncompliance

On March 11, 2020, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the previous 30 consecutive business days, the closing bid price for the Ordinary Shares had been below the minimum of $1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days to regain compliance with the minimum bid price requirement. In addition, Nasdaq has tolled the compliance period from April 16, 2020 through June 30, 2020, due to the impact of COVID-19. Accordingly, we have until November 23, 2020 to regain compliance with the minimum bid price requirement. In order to regain compliance, the closing bid price for the Ordinary Shares must be at least $1.00 per share for a minimum of ten consecutive business days. The notification letter also stated that in the event we do not regain compliance within the 180-day period, we may be eligible for additional time.

On May 14, 2020, we received a notice from the Nasdaq Listing Qualifications Department stating that we were no longer in compliance with the equity standard for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least US$2,500,000 under the equity standard. Because our Annual Report reflected stockholders’ equity of less than this amount, and we did not meet the alternative standards for market value of listed securities or net income, we were no longer in compliance with Nasdaq’s continued listing standards. We submitted a plan to regain compliance with this standard. On July 2, 2020, we received a letter from the Nasdaq staff stating that the staff had determined to grant us an extension to regain compliance with Nasdaq’s equity standard for continued listing on Nasdaq. Based on the plan of compliance submitted by us, of which the Private Placement is a part, we have until November 10, 2020 to evidence compliance with the equity standard.

The Nasdaq notifications have no effect at this time on the listing of the Ordinary Shares, and the Ordinary Shares continue to trade under the symbol “NAKD.”

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Background of the Offering

On July 24, 2020, we completed the Private Placement of the Note and the Purchase Warrant to Iliad Research and Trading, L.P., the Selling Shareholder, pursuant to a Securities Purchase Agreement (the “SPA”) of even date. Under the SPA, we sold the Note and Purchase Warrant to the Investor for a purchase price of US$8.0 million.

The Note was issued with an original issue discount equal to 5% of the purchase price. In addition, we paid US$20,000 of the Selling Shareholder’s expenses, which amount was added to the principal balance of the Note. Accordingly, the Note had an original principal balance of US$8.42 million. We also granted a financing rebate, resulting in net proceeds to us of approximately US$7.2 million.

The Note is convertible at the election of the Selling Shareholder into Ordinary Shares at a conversion price of US$0.2424. In addition, during the ten-day period following the date of this prospectus, we will have the right to require the Selling Shareholder to convert the entire principal amount of the Note in excess of $2,100,000, and all accrued interest on the Note, into Ordinary Shares. To the extent the Selling Shareholder would beneficially own more than 9.9% of our outstanding Ordinary Shares after a conversion required by us, we may issue to the Selling Shareholder “pre-funded” Warrants (the “Pre-Funded Warrants,” and together with the Purchase Warrants, the “Warrants”) in lieu of such shares, or alternatively may extend the period during which we can require conversion.

The Purchase Warrant entitles the Selling Shareholder to purchase up to 19,136,364 Ordinary Shares at an exercise price of US$0.6707 per share. In addition, if the exercise price of the Purchase Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting on September 8, 2020, the Purchase Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value per share underlying the Purchase Warrant, multiplied by the number of shares as to which the Warrant is being exercised, divided by the closing bid price as of two business days prior to the exercise date (the “Market Price”), but in any event not less than the floor price specified in the Purchase Warrant (the “Floor Price”). For this purpose, the Black-Scholes value per share underlying the Purchase Warrants is a fixed value as set forth in the Purchase Warrants.

We are registering for resale pursuant to this prospectus the Ordinary Shares issuable upon conversion of the Note and upon exercise of the Purchase Warrant, along with the shares issuable upon exercise of any Pre-Funded Warrants issued by us in lieu of the shares underlying the Note.

See “Private Placements of the Notes.”

Corporate Information

Our principal office is located at 8 Airpark Drive, Airport Oaks, Auckland 2022, New, Zealand, and our telephone number is +64 9 275 0000. Our registered office is located at 1/23 Court Road, Double Bay, New South Wales 2028, Australia. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this prospectus.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

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We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 19.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the section titled “Risk Factors” commencing on page 8.

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THE OFFERING

Ordinary Shares being offered by the selling shareholders	57,409,092 shares(1)

Ordinary Shares outstanding

43,505,664 Ordinary Shares as of August 21, 2020, which does not include the shares underlying the Note and the Purchase Warrant, and does not include approximately 592,900 shares underlying our outstanding warrants as of such date and approximately 1,573,400 shares estimated to be underlying the remaining Prior Notes as of such date (assuming that the balance of each such note as of such date was converted in full at the fixed conversion price provided in each such note). Further, the actual number of shares issuable upon conversion of the Prior Notes may be substantially more than the foregoing amount, because the Prior Note issued in February 2020 may be converted at a floating conversion price based on the current market price of our Ordinary Shares, provided we approve such conversion.

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”.

Plan of distribution	The Ordinary Shares covered by this prospectus may be sold by the Selling Shareholder in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholder under this prospectus. However, we could receive up to US$12,835,000 in gross proceeds if the Purchase Warrant is exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)

This amount equals 150% of the number of shares that initially were issuable pursuant to the conversion of the Note and upon the cash exercise of the Purchase Warrant as of the closing of the Private Placement, which represented a good faith estimate of the maximum number of Ordinary Shares underlying such securities. However, because the conversion price of the Note was reduced upon the effectiveness of the registration statement of which this prospectus forms a part, 53,924,442 Ordinary Shares presently are issuable upon the conversion of the Note and the cash exercise of the Purchase Warrant as of the date of this prospectus. The number of Ordinary Shares actually issued upon conversion of the Note and exercise of the Purchase Warrant may be substantially more or less than this amount as described elsewhere in this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to the Offering

Sales by the Selling Shareholder of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 57,409,092 Ordinary Shares underlying the Note and the Purchase Warrant, or approximately 55.7% of our Ordinary Shares on a fully-diluted basis. This amount represents 150% of the number of shares initially issuable pursuant to the conversion of the Note and the cash exercise of the Purchase Warrant as of the closing of the Private Placement, which represented a good faith estimate of the maximum number of Ordinary Shares underlying such securities. However, because the conversion price of the Note was reduced upon the effectiveness of the registration statement of which this prospectus forms a part, 53,924,442 Ordinary Shares presently are issuable upon the conversion of the Note and the cash exercise of the Purchase Warrant as of the date of this prospectus. The actual number of shares issued upon such conversion and/or exercise may be substantially more or less than this amount, depending, among other things, on whether the Purchase Warrant is exercised through a Black-Scholes cashless exercise. In such event, the number of shares issuable upon exercise of the Purchase Warrant would depend on the market price of the Ordinary Shares. We cannot predict the market price of our Ordinary Shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Purchase Warrant. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We may issue additional securities in the future, which may result in dilution to our shareholders.

We are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we anticipate we will need to raise additional capital to operate and/or expand our business, we expect to conduct equity offerings in future. For example, on August 20, 2020, we entered into the Sales Agreement with Maxim. Under the Sales Agreement, we may sell, from time to time, through Maxim, Ordinary Shares having an aggregate offering price of up to $5,000,000. Sales of the shares, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act.

We also may issue additional Ordinary Shares upon the exercise of our outstanding warrants or upon conversion of the Prior Notes. As of August 21, 2020, in addition to the Ordinary Shares underlying the Note and the Purchase Warrant as described above, we had approximately 592,900 shares underlying our outstanding warrants as of such date and approximately 1,573,400 shares estimated to be underlying the remaining Prior Notes as of such date (assuming that the balance of each such note as of such date was converted in full at the fixed conversion price provided in each such note). Further, the actual number of shares issuable upon conversion of the remaining Prior Notes may be substantially more than the foregoing amount, because the Prior Note issued in February 2020 may be converted at a floating conversion price based on the current market price of our Ordinary Shares, provided we approve such conversion. Subject to our approval, the holder of such Prior Note may convert the outstanding balance of such note into the Ordinary Shares at a floating conversion price per share that is equal to (i) a percentage of not less than 75%, multiplied by (ii) the lowest daily volume weighted average price of the Ordinary Shares in the preceding 20 trading days, but in any event not less than a specified floor price. Based on the outstanding balance of approximately US$4,127,000 as of August 21, 2020, and an assumed floating conversion price of US$0.2325 (which is 75% of the closing price of the Ordinary Shares on August 21, 2020), the Prior Note issued in February 2020 would be convertible into approximately 17,750,000 Ordinary Shares. We cannot predict the market price of our Ordinary Shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Prior Note issued in February 2020.

There is no limit on the number of Ordinary Shares we may issue under our constitution. To the extent our outstanding warrants are exercised, our outstanding convertible promissory notes are converted or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. Sales of substantial numbers of shares in the public market could adversely affect the market price of our Ordinary Shares. In addition, issuances of a substantial number of shares will reduce the equity interest of our existing investors and could cause a change in control of our company.

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Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

The Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD”. However, on March 11, 2020, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the previous 30 consecutive business days, the closing bid price for the Ordinary Shares had been below the minimum of $1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days to regain compliance with the minimum bid price requirement. In addition, Nasdaq has tolled the compliance period from April 16, 2020 through June 30, 2020, due to the impact of COVID-19. Accordingly, we have until November 23, 2020 to regain compliance with the minimum bid price requirement. In order to regain compliance, the closing bid price for the Ordinary Shares must be at least $1.00 per share for a minimum of ten consecutive business days. The notification letter also stated that in the event we do not regain compliance within the 180-day period, we may be eligible for additional time.

In addition, on May 14, 2020, we received a notice from the Nasdaq Listing Qualifications Department stating that we were no longer in compliance with the equity standard for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least US$2,500,000 under the equity standard. Because our Annual Report reflected stockholders’ equity of less than this amount, and we did not meet the alternative standards for market value of listed securities or net income, we were no longer in compliance with Nasdaq’s continued listing standards. We submitted a plan to regain compliance with this standard. On July 2, 2020, we received a letter from the Nasdaq staff stating that the staff had determined to grant us an extension to regain compliance with Nasdaq’s equity standard for continued listing on Nasdaq. Based on the plan of compliance submitted by us, of which the Private Placement is a part, we have until November 10, 2020 to evidence compliance with the equity standard.

There can be no assurance that we will regain compliance with the minimum bid price requirement or the equity standard within the allotted period, or that we will be able to maintain compliance with the other continued listing requirements under the Nasdaq Listing Rules.

If the Ordinary Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that the Ordinary Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Ordinary Shares;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares will result solely from the appreciation of such shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this Annual Report include, among other things, statements relating to:

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	our business plan and our growth strategies, including plans for expansion to new markets and new products; and

●	expectations for seasonal trends.

These statements are not assurances of future performance. Instead, they are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause our expectations, assumptions or beliefs to be inaccurate or otherwise cause our actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors described or incorporated by reference under the heading “Risk Factors” and those risks described from time to time in our filings with the SEC, as well as the following risks:

●	our ability to raise any necessary capital;

●	our ability to maintain the strength of our brand or to expand our brand to new products and geographies;

●	our ability to protect or preserve our brand image and proprietary rights;

●	our ability to satisfy changing consumer preferences;

●	an economic downturn affecting discretionary consumer spending;

●	our ability to compete in our markets effectively;

●	our ability to manage our growth effectively;

●	poor performance during our peak season affecting our operating results for the full year;

●	our indebtedness adversely affecting our financial condition;

●	our ability to maintain relationships with our select number of suppliers;

●	our ability to manage our product distribution through our retail partners and international distributors;

●	the success of our marketing programs;

●	business interruptions because of a disruption at our headquarters;

●	fluctuations in raw materials costs or currency exchange rates;

●	the success of our business restructuring; and

●	the impact of the COVID-19 pandemic.

Should one or more of these risks or uncertainties materialize, or should any of our expectations, assumptions or beliefs otherwise prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

All the Ordinary Shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Shareholder. We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus. However, we could receive up to US$12,835,000 in gross proceeds if the Purchase Warrant is exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and other general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at January 31, 2020 on an historical basis and on a pro forma basis, after giving effect to the transactions described in the notes table. The information presented in the capitalization table below is unaudited

In Thousands of NZ$ and US$	As at January 31, 2020 (Historical)		As at January 31, 2020 (Pro Forma)(1)
	NZ$	US$ (2)	NZ$	US$ (2)
Borrowings	38,913	25,683	24,319	16,051
Share Capital	170,913	112,327	194,754	128,537
Accumulated Losses	(176,595)	(116,553)	(176,595)	(116,553)
Reserves	118	78	118	78
Total Capitalization	(6,284)	(4,147)	18,277	12,063

(1)	The pro forma information reflects the following transactions:

●	On February 12, 2020, we completed a private placement of a Prior Note and a warrant to purchase Ordinary Shares, for a purchase price of US$3.0m, with a principal balance before discount and expenses of US$3.17m. The holder exercised the right to exchange the warrant for a 5% increase in the balance of the February Note, and as a result the warrant was cancelled, and the balance of the Note was increased by approximately US$0.2m. We also did not timely complete an equity financing and did not timely file a registration statement as required by the Prior Note, and as a result the outstanding balance of the note was subjected to a 10% premium for each such occurrence, or an aggregate of approximately US$0.7m. The Prior Note accrues interest at a rate of 20% per annum, compounded daily.

●	On April 15, 2020, we completed a private placement of a Prior Note and a warrant to purchase Ordinary Shares, for a purchase price of US$1.5m, with a principal balance before discount and expenses of US$1.595m. The holder exercised the right to exchange the warrant for a 5% increase in the balance of the February Note, and as a result the warrant was cancelled, and the balance of the Note was increased by approximately US$0.1m. We also did not timely complete an equity financing and did not timely file a registration statement as required by the Prior Note, and as a result the outstanding balance of the note was subjected to a 10% premium for each such occurrence, or an aggregate of approximately US$0.4m. The Prior Note accrues interest at a rate of 20% per annum, compounded daily.

●	On July 3, 2020, we agreed to exchange one of our outstanding promissory notes, with an outstanding balance of approximately US$1.36m, for 1,666,667 of our Ordinary Shares.

●	From February 1, 2020 through August 21, 2020, an aggregate of US$14.9m of the outstanding balance of the Prior Notes issued in October, November and December 2019 and January and February 2020 was converted into 37,141,676 Ordinary Shares.

●	On July 24, 2020, we completed a private placement of the Note and the Purchase Warrant, for a purchase price of US$8.0 million, with an original issue discount of 5%, certain expenses added to the principal balance, and a financing rebate granted to the investor, resulting in net proceeds to us of approximately US$7,200,000 (NZ$10,900,000). The July Note accrues interest at the following rate: (i) for a period of 90 days starting on its issuance date, 2.0% per annum, (ii) for the next 90 days, 10.0% per annum and (iii) thereafter, 15.0% per annum.

(2)	In this prospectus certain New Zealand dollar amounts have been translated into United States dollars at the rate as at January 31, 2020 of NZ$1 = US$0.66. Such translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

You should read this table in conjunction with our consolidated financial statements as at and for the fiscal year ended January 31, 2020, which are incorporated by reference in this prospectus.

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PRIVATE PLACEMENTS OF THE NOTE AND THE PURCHASE WARRANT

On July 24, 2020, we completed the Private Placement to the Selling Shareholder of the Note and the Purchase Warrant, pursuant to the SPA. Under the SPA, we sold the Note and Purchase Warrant to the Selling Shareholder for a purchase price of US$8.0 million.

The Note was issued with an original issue discount equal to 5% of the purchase price. In addition, we paid US$20,000 of the Selling Shareholder’s expenses, which amount was added to the principal balance of the Note. Accordingly, the Note had an original principal balance of US$8.42 million. We also granted a financing rebate, resulting in net proceeds to us of approximately US$7.2 million.

For the purposes of filing the registration statement of which this prospectus forms a part, we estimated that there were 57,409,092 Ordinary Shares underlying the Note and the Purchase Warrant. This amount represented 150% of the number of shares initially issuable pursuant to the conversion of the Note and the cash exercise of the Purchase Warrant as of the closing of the Private Placement. However, because the conversion price of the Note was reduced upon the effectiveness of the registration statement of which this prospectus forms a part, 53,924,442 Ordinary Shares presently are issuable upon the conversion of the Note and the cash exercise of the Purchase Warrant as of the date of this prospectus. The actual number of shares issued upon such conversion and/or exercise, however, may be substantially more or less than this amount, depending, among other things, on whether the Purchase Warrant is exercised through a Black-Scholes cashless exercise. In such event, the number of shares issuable upon exercise of the Purchase Warrant would depend on the market price of the Ordinary Shares. We cannot predict the market price of our Ordinary Shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the Purchase Warrant.

The SPA

Under the SPA, we made certain customary representations, warranties and covenants and have certain customary indemnification obligations. We also granted the Selling Shareholder, for any financing through the sale of equity securities, a right of first offer to complete the financing on substantially the terms contained in the SPA and related agreements. The right of first offer expires under certain conditions as set forth in the SPA, and does not apply to any financings through the sale of Ordinary Shares only, or to one financing of up to $12 million, provided, in the latter case, that the securities are not registered for resale within six months and certain other conditions are met.

The Note

The Note accrues interest at the following rate: (i) for a period of 90 days starting on its issuance date, 2.0% per annum, (ii) for the next 90 days, 10.0% per annum, and (iii) thereafter, 15.0% per annum. The Note matures on July 24, 2022, the second anniversary of its issuance.

Conversion

The Note is convertible at the election of the Selling Shareholder into Ordinary Shares at a conversion price of US$0.2424.

In addition, during the ten-day period following the date of this prospectus, we will have the right to require the Selling Shareholder to convert the entire principal amount of the Note in excess of $2,100,000, and all accrued interest on the Note, into Ordinary Shares. To the extent the Selling Shareholder would beneficially own more than 9.9% of our outstanding Ordinary Shares after a conversion required by us, we may issue to the Selling Shareholder Pre-Funded Warrants in lieu of such shares, or alternatively may extend the period during which we can require conversion.

Conversion Limitations

The Note may not be converted to the extent the Selling Shareholder or any of its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares (the “Maximum Percentage”) after giving effect to such conversion.

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Events of Default

The Note includes certain customary events of default. Upon the occurrence of an event of default, the Selling Shareholder may require us to redeem the Note, in whole or in part, at price equal to 110% of the amount to be redeemed. In addition, during the continuance of an event of default, the interest rate will be increased to 20.0% per annum.

Covenants

We are subject to certain customary affirmative and negative covenants under the Note regarding repayment of other indebtedness, payment of cash dividends, distributions or redemptions, transfer of assets and modification of the maturity of other indebtedness, among other matters.

Subordination

The Note is subordinated to our existing senior secured credit facility with the Bank of New Zealand, pursuant to a Deed of Subordination between the Company, the Investor and Bank of New Zealand (the “Deed of Subordination”).

The Warrants

The Purchase Warrant entitles the Investor to purchase up to 19,136,364 Ordinary Shares at an exercise price of US$0.6707 per share. The Pre-Funded Warrants, if issued, will have an exercise price of US$0.0001 per share. The Purchase Warrant and any Pre-Funded Warrants will expire on July 24, 2025.

Cashless Exercise

If the exercise price of the Purchase Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting on September 8, 2020, the Purchase Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value per share underlying the Purchase Warrant, multiplied by the number of shares as to which the Warrant is being exercised, divided by the Market Price, but in any event not less than the Floor Price. For this purpose, the Black-Scholes value per share underlying the Warrants is a fixed value as set forth in the Purchase Warrants.

If the last closing bid price of the Ordinary Shares is higher than the exercise price of the Purchase Warrants or the Pre-Funded Warrants, at any time after January 24, 2021 when there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying shares, the Purchase Warrants and the Pre-Funded Warrants may be exercised on a cashless basis for a number of shares equal to the difference between the Market Price and the exercise price, divided by the Market Price, multiplied by the number of shares as to which the Warrant is being exercised.

Exercise Limitations

None of the Warrants may be exercised to the extent the holder or any of its affiliates would beneficially own more than the Maximum Percentage after giving effect to such exercise.

Adjustments and Other Rights Under the Note and Warrants

The conversion price of the Note and the exercise price and number of shares covered by the Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

The holders of the Note and the Warrants also will have certain rights to participate in any dividend or other distribution of our assets (or rights to acquire our assets) to holders of Ordinary Shares, by way of return of capital or otherwise, and to acquire any options, convertible securities or rights to purchase stock, warrants, securities or other property granted, issued or sold pro rata to the record holders of the Ordinary Shares.

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We will not enter into a Fundamental Transaction (as defined in the Note and the Warrants) unless our successor entity assumes all the obligations under the Note and the Purchase Warrants, and the shares of capital stock of our successor entity are listed or quoted on a qualified market. Notwithstanding the foregoing, upon conversion of the Note or exercise of the Warrants following a Fundamental Transaction, the holders of the Note and the Purchase Warrants may instead elect to receive, and the holders of the Pre-Funded Warrants will receive, the same consideration that was payable to the holders of the Ordinary Shares in the Fundamental Transaction. In addition, in connection with a Fundamental Transaction, the holder of the Purchase Warrant will have the right to require us (or any successor) to purchase the Purchase Warrant for cash at a price equal to the Black-Scholes value. For this purpose, the Black-Scholes value is calculated using an underlying price per share equal to the market value per share or the value of the consideration paid in the Fundamental Transaction, each as determined in accordance with the Purchase Warrant; a strike price equal to the exercise price; a risk-free interest rate corresponding to the U.S. Treasury rate for the period specified in the Purchase Warrant; and an expected volatility equal to the greater of 135% and the 100 day volatility determined in accordance with the Purchase Warrant.

The RRA

In connection with the closing of the private placement, the Company entered into a registration rights agreement (the “RRA”) with the Selling Shareholder. Pursuant to the RRA, we must register for resale the Ordinary Shares issuable pursuant to the Note and the Warrants, on a registration statement filed with the SEC under the Securities Act. We also granted the Selling Shareholder customary “piggyback” registration rights.

We filed the registration statement of which this prospectus forms a part in order to satisfy our requirements under the RRA. Pursuant to the RRA, if on any day sales of the Ordinary Shares underlying the Note and the Warrants cannot be made pursuant to the registration statement (subject to certain grace periods and limitations), or if the registration statement is not available or does not cover all of the shares, and we fail to file reports with the SEC such that current public information is not available in compliance with Rule 144 under the Securities Act, then we generally will be required to pay the Selling Shareholder an amount equal to 2% of the purchase price for the securities affected by such failure upon such failure and on each 30 day anniversary thereof until the failure is cured. No such payments will be due for any period when the Ordinary Shares may be sold pursuant to Rule 144. In addition, except in the case where there is no registration statement available and no current public information available in accordance with Rule 144 under the Securities Act, we will be required to make no more than 12 such payments.

We agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act, in accordance with the RRA (or, if such indemnification is not available, the Selling Shareholder will be entitled to contribution). The Selling Shareholder agreed to indemnify us against certain liabilities, including certain liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in the registration statement, in accordance with the RRA (or, if such indemnification is not available, we will be entitled to contribution).

Copies of the SPA, the Note, the Warrant and the Deed of Subordination and a form of the Pre-Funded Warrant are incorporated as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

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SELLING SHAREHOLDER

The Ordinary Shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion of the Note and exercise of the Purchase Warrant, along with the shares issuable upon the exercise of any Pre-Funded Warrants issued by us in lieu of shares underlying the Note. For additional information regarding the issuance of the Note and the Purchase Warrant, see “Private Placement of the Note” above. When we refer to the “Selling Shareholder” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholder’s interests in our securities other than through a public sale.

Except as set forth in this paragraph, and except for the Note and the Purchase Warrant, the Selling Shareholder has not had any material relationship with us within the past three years. The Selling Shareholder is not a broker-dealer or an affiliate of a broker-dealer. As described elsewhere in this prospectus, the Selling Shareholder and its affiliate, St. George, purchased the Prior Notes from us in October, November and December 2019 and January, February and April 2020. The Prior Notes issued in October, November and December 2019 and January 2020 have been converted in full into Ordinary Shares. As of August 21, 2020, the aggregate outstanding principal balance of the remaining Prior Notes was approximately US$6,294,000 (NZ$9,536,000). In addition, St. George purchased a convertible promissory note from us in May 2019, which was exchanged in full for Ordinary Shares.

The table below lists the Selling Shareholder and sets forth information regarding its beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of Ordinary Shares.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder as of August 21, 2020, based on its beneficial ownership of the Note and the Purchase Warrant, and assuming conversion of the Note and the cash exercise of the Purchase Warrant in full on that date, but taking account of the limitations on conversion and exercise set forth therein. The Note may not be converted and the Purchase Warrant may not be exercised to the extent the Selling Shareholder or any of its affiliates would beneficially own more than the Maximum Percentage after giving effect to such conversion or exercise. The number of shares in the second column reflects these limitations.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take into account the limitations on conversion of the Note or exercise of the Purchase Warrant. The number of Ordinary Shares set forth in the third column equals 150% of the number of shares initially issuable pursuant to the conversion of the Note and the cash exercise of the Purchase Warrant as of the closing of the Private Placement, which represented a good faith estimate of the maximum number of Ordinary Shares underlying such securities. However, because the conversion price of the Note was reduced upon the effectiveness of the registration statement of which this prospectus forms a part, 53,924,442 Ordinary Shares presently are issuable upon the conversion of the Note and the cash exercise of the Purchase Warrant as of the date of this prospectus. The number of Ordinary Shares that will actually be issued may be substantially more or less than the number of shares being offered by this prospectus. Because the number of shares in the second column is calculated assuming conversion of the Note and cash exercise of the Purchase Warrant in full as of August 21, 2020, and taking into account the limitations on conversion and exercise set forth therein, while the number of shares being offered by this prospectus is a good faith estimate of the maximum number of Ordinary Shares underlying such securities, without taking into account such limitations, the number of shares being offered by this prospectus as set forth in the third column exceeds the number of shares beneficially owned by the Selling Shareholder as set forth in the second column.

The fourth column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder, assuming the issuance and resale of all the shares offered by the Selling Shareholder pursuant to this prospectus.

We are registering the Ordinary Shares in order to permit the Selling Shareholder to offer the Ordinary Shares for resale from time to time. However, the Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

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	Prior to the Offering	Offered Hereby	After the Offering
Shareholder	Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Beneficially Owned(1)	Beneficial Ownership Percentage(1)
Iliad Research and Trading, L.P.(2)	2,744,746	57,409,092	—	—%

(1)	Based on 43,505,664 Ordinary Shares outstanding as of August 21, 2020, and assuming the issuance and resale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

(2)	Includes Ordinary Shares underlying the Note and the Purchase Warrant. Does not include 1,875,670 Ordinary Shares held by St. George, an affiliate of the Selling Shareholder, as of August 21, 2020, and approximately 1,573,400 shares estimated to be underlying the Prior Notes held by St. George as of August 21, 2020 (assuming that the balance of each such Prior Note as of such date was converted in full at the fixed conversion price provided in each such Prior Note). Further, as described elsewhere in this prospectus, the actual number of shares issuable upon conversion of the remaining Prior Notes may be substantially more than the foregoing amount, because the Prior Note issued in February 2020 may be converted at a floating conversion price based on the current market price of our Ordinary Shares, provided we approve such conversion. The Prior Notes contain limitations on conversion similar to those contained in the Note and Purchase Warrant. For the purposes of the presentation in this table, the beneficial ownership prior to the offering assumes the limitations on conversion and exercise provided in such securities (which operate as a single limit for the Selling Shareholder and St. George, because they are affiliates) are allocated entirely to the Selling Shareholder. John M. Fife is the president of Fife Trading, Inc., which is the manager of St. George and the manager of the general partner of the Selling Shareholder. The business address of Mr. Fife, Fife Trading, Inc., St. George and the Selling Shareholder is 303 East Wacker Drive, Suite 1040, Chicago, IL 60601.

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon conversion of the Note and exercise of the Purchase Warrant, along with the shares issuable upon the exercise of any Pre-Funded Warrants issued by us in lieu of shares underlying the Note, to permit the resale of these Ordinary Shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholder may sell all or a portion of the Ordinary Shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Shareholder effects such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholder may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

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The Selling Shareholder may pledge or grant a security interest in some or all of the warrants or Ordinary Shares owned by it and, if the Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholder also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $39,196.03 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”.

Our Ordinary Shares are issued in registered form. The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

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EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the common stock that may be sold by the Selling Shareholder under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$3,196.03
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$16,000.00
Transfer agent and registrar fees	$5,000.00
Miscellaneous	$5,000.00
Total	$39,196.03

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. HWL Ebsworth Lawyers, Sydney, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements as of January 31, 2020 and 2019 and for each of the three years in the period ended January 31, 2020, incorporated by reference in this registration statement, have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on May 8, 2020;

●	our reports on Form 6-K filed with the SEC on February 6, 2020, February 13, 2020, March 11, 2020, March 12, 2020, April 16, 2020, April 30, 2020, May 15, 2020, June 10, 2020, July 8, 2020, July 27, 2020 (as amended on August 10, 2020), July 31, 2020, August 19, 2020, August 20, 2020 (as amended on August 21, 2020) and August 21, 2020; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and (ii) all such Annual Reports and reports on Form 6-K that we file after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus).

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, 8 Airpark Drive, Airport Oaks, Auckland 2022, New Zealand. Such documents may also be accessed free of charge on our website at www.nakedbrands.com.

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NAKED BRAND GROUP LIMITED

57,409,092 Ordinary Shares

August 24, 2020

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.